CONSENT OF ATTORNEYS



     Reference is made to the Registration Statement of CEL-SCI, whereby certain selling shareholders propose to sell up to 6,500,000 shares of CEL-SCI's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


Very truly yours,

HART & TRINEN


William T. Hart

Denver, Colorado
December 31, 2001